Exhibit 10.72

FORM OF

PERFORMANCE AWARD AGREEMENT

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made as of the [            ] day of April, 2007, between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and Bruce A. Williamson (“Employee”). A copy of the Dynegy Inc. 2002 Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part of this Agreement as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined herein but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1. The Grant. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) granted to Employee on April [            ] 2007 (“Effective Date”), a Performance Award of [            ] performance units, each of which has a designated value of $100 and represents the right to receive an amount payable in the form of cash or shares of Dynegy’s Class A Common Stock (a “Share” or “Shares”), as determined in the discretion of the Committee. Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement. If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.

2. Performance Period and Performance Goals. Subject to the provisions of Section 5 of this Agreement, the performance period for purposes of determining whether the Performance Award will be paid shall be April 24, 2007 through April 23, 2010 (the “Performance Period”). The performance goals for purposes of determining whether, and the extent to which, the Performance Award will be paid are set forth in Exhibit 1 to this Agreement, which Exhibit is made a part of this Agreement. Notwithstanding the foregoing, the Committee shall have discretion to adjust the performance goals to reflect actions undertaken in the best interest of the Company and its shareholders, including, but not limited to, strategic transactions affecting the performance goals as well as recapitalizations, reorganizations, mergers, consolidations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or structure of the Company.

3. Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, after the Performance Period, the Performance Award shall be paid as soon as practicable after the Committee determines whether and to what extent the performance goals have been achieved for the Performance Period in accordance with the terms set forth in Exhibit 1 to this Agreement; provided, however, that any such payment shall be made no later than December 31, 2010.

4. Termination. The Performance Award and the Employee’s right to receive any cash or Shares hereunder will automatically and without notice terminate and become null and void upon Employee’s termination of employment with the Company prior to the Performance Award payment date, except that if Employee’s termination of employment is by reason of:

(a) death,

(b) disability (as defined in the Company’s long term disability program or the plan in which Employee is a participant or, if Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Plan, as amended, or the successor plan thereto),

(c) retirement by Employee following (i) the date on which such Employee has reached fifty-five (55) years of age and (ii) at least five (5) years of service as an employee of the Company, or

(d) dismissal by the Company other than for Cause or Employee’s resignation following a “Constructive Termination” (as defined in Employee’s employment agreement, as amended, with Dynegy (the “Employment Agreement”)),

Employee shall be treated as if he or she had been continuously employed by the Company through the Performance Award payment date. In such case, Employee or Employee’s legal representative, or the person, if any, who acquired the Performance Award by bequest or inheritance or by reason of the death of Employee, shall be entitled to receive any payment with respect to the Performance Award in accordance with this Agreement; provided, however, that if Employee’s termination of employment is for the reason described in (d), any such payment shall be prorated by multiplying the payment by a fraction, the numerator of which shall be the number of calendar days that elapsed between the date of Employee’s termination and the Effective Date and the denominator of which shall be 1,080 but in no case shall such fraction be greater than one (1).

For purposes of this Agreement, the term “Cause” shall mean, and hence arise as a result of, as determined by the Committee in its sole discretion, Employee’s (i) refusal to implement or adhere to lawful policies or lawful directives of the Board of Directors; (ii) engaging in conduct which is materially injurious (monetarily or otherwise) to the Company (including, without limitation, misuse of the Company’s funds or other property); (iii) misconduct or dishonesty directly related to the performance of Employee’s duties for the Company or gross negligence in the performance of Employee’s duties for the Company; (iv) conviction (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding involving a felony or a crime of moral turpitude; (v) drug or alcohol abuse; (vi) continued failure to perform Employee’s duties under the Employment Agreement which is not cured within 10 days after written notice is provided to Employee by the Company; or (vii) material breach of any other provision of the Employment Agreement which is not cured within 10 days after written notice is provided to Employee by the Company.

5. Change In Control. In the event a “Change in Control” (as defined below) occurs during the Performance Period, provided the ending Share price, as determined in accordance with this Section 5, would entitle Employee to receive a Performance Award based upon the performance goals set forth in Exhibit 1 to this Agreement, Employee shall receive a payment with respect to the Performance Award, which shall be determined by using either, as applicable (a) the agreed price per Share received by the shareholders of Dynegy as a result of the Change in Control transaction, or if there is no agreed price per Share, then (b) the average closing Share price for the twenty (20) consecutive trading days immediately preceding the effective date of the Change in Control, as the ending Share price for the Performance Period. Such payment, if any, shall be made regardless of whether Employee’s employment with the Company is terminated (other than For Cause) on or after the effective date of such Change in Control, and shall be made in the form of cash to Employee as soon as administratively feasible but no later than the later of December 31 of the calendar year in which the Change in Control occurs or the 15th day of the third month following the effective date of the Change in Control. The Performance Period shall end as of the effective date of a Change in Control, and any Performance Award payments hereunder shall only be made in accordance with this Section 5.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (1) a merger of Dynegy with another entity, a consolidation involving Dynegy, or the sale of all or substantially all of the assets or equity interests of Dynegy to another entity if, in any such case, (A) the holders of equity securities of Dynegy immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Dynegy immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of Dynegy, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if Dynegy has not engaged in a merger or consolidation, Dynegy, or (B) if Dynegy has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Committee) adopts a resolution declaring that a Change in Control has occurred. For purposes of the “Change in Control” definition, (A) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Dynegy receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (B) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Dynegy” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

6. Status of Stock. Employee agrees that any Shares distributed pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (a) the certificates representing the Shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.

7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company or an Affiliate (as such term is defined in the Plan). Nothing in the adoption of the Plan or the grant of the Performance Award thereunder pursuant to this Agreement, shall confer upon Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final and binding on all parties.

8. Withholding of Tax. To the extent that payment of the Performance Award results in compensation income to Employee for federal or state income tax purposes, the Company is authorized to withhold from any cash or Shares distributable to the Employee under this Agreement) then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

9. Miscellaneous.

(a) This grant is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling. In the event of any conflict or inconsistency between the terms hereof and the terms of the Dynegy Inc. Executive Severance Pay Plan, including any amendments or supplements thereto, or the Dynegy Inc. Severance Pay Plan, including any amendments or supplements thereto, the terms hereof shall be controlling.

(b) Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered when hand delivered to Employee at his or her principal place of employment or when sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

(c) Employee shall be presumed to have agreed to and accepted the terms of this Agreement unless he or she submits a written objection to the Committee or the undersigned officer within 30 days after the Effective Date.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

DYNEGY INC.

By:
Name:	J. Kevin Blodgett
Title:	General Counsel & EVP, Administration

Exhibit 1

Performance Goals for Performance Period

(April 24, 2007 — April 23, 2010)

		Threshold	Target	Stretch	Maximum
Performance Goals	Dynegy Inc. Achieved Share Price*	<$11.75	$12.75	$13.75	$15.25

Payment Levels**	% of each $100 Performance Unit	0%	100%	200%	300%

*	Achieved Share Price shall be the ending Share price equal to the average closing Share price for March 2010 or, if applicable, the ending Share price determined in accordance with Section 5 of the Agreement in the event of a Change in Control.
**	Payment levels will be based upon the actual Achieved Share Price and will be interpolated between Achieved Share Price goals.